UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): August 16, 2006 (August 15, 2006)
Evans Bancorp, Inc.

(Exact Name of Registrant as Specified in Its Charter)
New York

(State or Other Jurisdiction of Incorporation)

0-18539	16-1332767

(Commission File Number)	(IRS Employer Identification No.)

14-16 North Main Street, Angola, New York	14006

(Address of Principal Executive Offices)	(Zip Code)
(716) 926-2000

(Registrant’s Telephone Number, Including Area Code)
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations
Item 1.01 Entry into Material Definitive Agreement
Effective August 15, 2006, Evans Bancorp, Inc. (“Evans Bancorp”) hired David J. Nasca to serve as President of Evans Bancorp, Inc. and of Evans National Bank, a nationally chartered bank and wholly-owned subsidiary of Evans Bancorp (“Evans National Bank”), beginning December 1, 2006, and as Chief Executive Officer of Evans Bancorp and Evans National Bank beginning April 1, 2007, which is the anticipated effective date of James Tilley’s retirement as Chief Executive Officer of Evans Bancorp and Evans National Bank. Mr. Nasca was also appointed to the Board of Directors of Evans Bancorp and Evans National Bank, effective September 1, 2006.
The terms of Mr. Nasca’s appointment are set forth in an employment offer letter, between Evans Bancorp and Mr. Nasca, dated August 7, 2006, accepted August 14, 2006 and approved August 15, 2006. The terms of Mr. Nasca’s employment are set forth below in Item 5.02 and are incorporated by reference into and in response to this Item 1.01.
Section 5 — Corporate Governance and Management
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
On August 16, 2006, Evans Bancorp issued a press release to announce that David J. Nasca, age 48, is joining Evans Bancorp and Evans National Bank, as President, beginning December 1, 2006 and, as Chief Executive Officer of Evans Bancorp and Evans National Bank, beginning April 1, 2007. Mr. Nasca was also appointed to the Board of Directors of Evans Bancorp and Evans National Bank, effective September 1, 2006.
Mr. Nasca will serve in that class of directors of Evans Bancorp whose term expires at the annual meeting of shareholders in 2007, and until his successor is duly elected and qualified. It is currently anticipated that Mr. Nasca will serve on the following committees of Evans Bancorp: Planning Committee and Insurance Committee. As a member of the Board of Directors of Evans Bancorp and Evans National Bank, Mr. Nasca will be entitled to receive, until the effective date of his becoming the President of Evans Bancorp and Evans National Bank, December 1, 2006, board and committee fees equal to such fees currently paid to non-employee directors of Evans Bancorp and Evans National Bank for their board and committee service.
Prior to joining Evans Bancorp, Mr. Nasca served as Chief Operating Officer of a health care services start-up organization from October 2005 to the present. Prior to October 2005, Mr. Nasca served as Executive Vice President — Strategic Initiatives for First Niagara Financial Group beginning June 2004; from June 2002 to June 2004, Nasca served as Executive Vice President — Consumer Banking Group, Central New York Regional Executive for First Niagara Financial Group; and from October 2000 to June 2002, Nasca was the President and Chief Executive Officer of Cayuga Bank, then a wholly-owned subsidiary of First Niagara Financial Group.
The terms of Mr. Nasca’s employment are set forth in an employment offer letter, and are expected to be formalized in a five year employment contract. He will receive a base salary of $200,000 per year and is eligible for an annual bonus beginning January 2008 based on certain performance goals to be established. As soon as practicable on or after April 1, 2007, Mr. Nasca will receive a stock grant of 2,500 shares of Evans Bancorp common stock pursuant to the Evans Bancorp 1999 Stock Option and Long Term Incentive Plan; the terms and conditions of such grant to be determined as of the date of grant. In addition, Mr. Nasca will be entitled to customary benefits during his employment as are provided generally to other employees of Evans National Bank, including 401(k) and other employee benefits. Evans National Bank will pay 60% of Mr. Nasca’s health insurance premiums. Mr. Nasca will receive a monthly car allowance of $700, reimbursable fees for a country club membership and life insurance equal to two times Mr. Nasca’s annual salary.

The description of Mr. Nasca’s employment terms is qualified in its entirety by reference to Mr. Nasca’s employment offer letter attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.
On April 28, 2006, Evans Bancorp announced the retirement of Mr. James Tilley, President and Chief Executive Officer of Evans Bancorp and of Evans National Bank, in fiscal 2007. Consistent with the terms of Mr. Nasca’s offer letter, Mr. Tilley will retire from his position as President of Evans Bancorp and Evans National Bank, effective December 1, 2006, and will retire from his position as Chief Executive Officer of Evans Bancorp and Evans National Bank, effective April 1, 2007. Mr. Tilley will continue to serve on the Board of Directors of Evans Bancorp and Evans National Bank until his term as director expires in 2009.
On August 16, 2006, Evans Bancorp issued a press release announcing the appointment of Mr. Nasca as the new President, Chief Executive Officer and Director, a copy of that press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Section 9 — Financial Statements and Exhibits
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.
10.1	Letter from Evans Bancorp, Inc., dated August 7, 2006

99.1	Press Release of Evans Bancorp, Inc., dated August 16, 2006
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

August 16, 2006	EVANS BANCORP, INC.
	By:	/s/ James Tilley
James Tilley, Chief Executive Officer and
President